EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                             U.S. HOME & GARDEN INC.

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            Adopted in accordance with the provisions of Section 242
             of the General Corporation Law of the State of Delaware

                 -----------------------------------------------


         THE UNDERSIGNED, being a duly authorized officer of U.S. Home & Garden Inc., a corporation existing under the laws of the State of Delaware (the "Corporation"), does hereby certify as follows:

         1. That the Certificate of Incorporation of the Corporation has been amended as follows by striking out Article FIRST as it now exists and inserting in lieu and instead thereof a new Article FIRST reading as follows:

         "FIRST:  The name of the Corporation is:

                  IONATRON, INC."

         2. That the Certificate of Incorporation of the Corporation has been further amended as follows by striking out the first sentence of Article FOURTH as it now exists and inserting in lieu and instead thereof a new first sentence of Article FOURTH reading as follows:

                   "The total number of shares of capital stock which the Corporation shall have authority to issue is One Hundred One Million (101,000,000), consisting of One Hundred Million (100,000,000) shares of Common Stock, par value $.00l per share ("Common Stock"), and One Million (1,000,000) shares of Preferred Stock, par value $.001 per share ("Preferred Stock")."


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         3. That the  Certificate of  Incorporation  of the Corporation has been further amended as follows by inserting a new Article ELEVENTH reading as follows:

                  "ELEVENTH: 1. The number of directors comprising the Board of Directors shall be such number as may be from time to time fixed by resolution of the Board of Directors. Commencing with the first annual meeting of stockholders held after the adoption of this Article Eleventh, the directors shall be classified in respect to the time for which they shall severally hold office, by dividing them into three classes. The number of directors in each class shall be as nearly equal as possible. At each annual election, any vacancy in any class may be filled and the successors to the directors of the class whose terms shall expire in that year shall be elected to hold office for the term of three years, and the term of office of one class of directors shall expire in each year. In the event the number of directors is increased, election may be made to a class of directors with terms expiring in three years or less in order to maintain proportionate equality between the classes.

                  2. The directors shall be elected by the holders of shares of stock of the Corporation entitled to vote on the election of directors, and directors shall be elected by a plurality vote. The directors shall be divided into three classes, designated as Class I, Class II and
         Class III as set forth in Section 1 of this Article ELEVENTH. Commencing with the first annual meeting of stockholders held after the adoption of this Article ELEVENTH, the Class I directors shall serve until the following annual meeting of stockholders, the Class II directors until the next successive annual meeting of stockholders, and the Class III directors until the third annual meeting of stockholders, in each case, until their successor(s) are duly elected and qualified. At each annual meeting of stockholders commencing with the first annual meeting following the adoption of this Article ELEVENTH each of the successors to the Directors of the Class whose term shall have expired that year shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until the successor shall be elected and shall qualify, subject, however to prior death, resignation, retirement, disqualification or removal from office. Any vacancy occurring in the Board of Directors, including any vacancy created by reason of an increase in the number of directors, shall be filled for the unexpired term by the concurring vote of a majority of the directors then in office, whether or not a quorum, and any director so chosen shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified."

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                  4. That such  amendments  have been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by the affinuative vote of the holders of a majority of the stock entitled to vote at a meeting of stockholders.



Dated:   April 29, 2004

                                                  U.S. HOME & GARDEN INC.

                                                  By:  /s/ Thomas C. Dearmin
                                                    --------------------------
                                                       Name: Thomas C. Dearmin
                                                       Title:   President



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